CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ironclad Performance Wear Corporation
2201 Park Place, Suite 101
El Segundo, CA. 90245

We consent to the inclusion of the financial statements of Ironclad Performance Wear Corporation and our report dated March 17, 2008, with respect to the consolidated financial statements and schedules of Ironclad Performance Wear Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-139210 and 333-145855) on Form S-8 of Ironclad Performance Wear Corporation of our report dated March 17, 2008 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Ironclad Performance Wear Corporation for the year ended December 31, 2007.

/s/ ROTENBERG AND COMPANY, LLP

ROTENBERG AND COMPANY, LLP

Rochester, New York

March 26, 2008